Exhibit 3.1

fuboTV Inc.

Amendment to Bylaws

Dated as of September 13, 2020

Pursuant to Section 8.03 of the Bylaws of fuboTV Inc., a Florida corporation (the “Corporation”), the Bylaws of the Corporation are hereby amended as follows, effective as of the date first set forth above:

1.	The first sentence of Subsection (1) of Section 3.04 of the Bylaws is amended and restated in its entirety to provide as follows:

A majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

2.	Subsection (2) of Section 3.04 of the Bylaws is amended and restated in its entirety to provide as follows:

[Intentionally omitted]

3.	Subsection (5) of Section 3.04 of the Bylaws is amended and restated in its entirety to provide as follows:

The Articles of Incorporation may provide for a greater voting requirement or a greater quorum requirement for shareholders (or voting groups of shareholders) than is provided by the Act, but in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote.

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